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EXHIBIT 2.1

                             CONTRIBUTION AGREEMENT

     THIS CONTRIBUTION AGREEMENT (the "Agreement") dated as of May 17, 2007 (the "Effective Date"), is made by and between Fluid Media Networks, Inc., a Delaware corporation (the "Parent"), and Fluid Media Networks USA, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (the "Subsidiary").

                              W I T N E S S E T H:
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     WHEREAS, the Subsidiary is a wholly owned subsidiary of the Parent; and

     WHEREAS, the Parent desires to contribute all of the Parent's assets and liabilities ("Contributed Capital") to the Subsidiary as a capital contribution, in consideration for ownership of all of the issued and outstanding capital stock of the Subsidiary;

     NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1.   CONTRIBUTION AND ISSUANCE OF SHARES.

     1.1. Contribution and Issuance of Shares. (i) The Parent hereby contributes, conveys, transfers, assigns and delivers to the Subsidiary all of the Parent's right, title and interest in and to all of Contributed Capital, and the Subsidiary agrees to accept such contribution, and (ii) the Subsidiary, in exchange and as full consideration for such Contributed Capital, hereby issues to the Parent one hundred (100) shares of its common stock, as evidenced by stock certificate no. 1 of the Subsidiary (the "Issued Shares"), free and clear of all liens, claims, security interests and other encumbrances. Each of the Parent and the Subsidiary intends that the contribution of the Contributed Capital be treated as a capital contribution under Section 351 of the Internal Revenue Code of 1986, as amended.

     1.2. Representations or Warranties. The Subsidiary acknowledges and agrees that it accepts the Contributed Capital described in Section 1.1 above "as is, where is" with all defects. Each of the Subsidiary and the Parent understands and agrees that in conjunction with such contribution and issuance, the Parent and the Subsidiary are making no representations or warranties whatsoever, either express or implied, except for the following:

          (a) The execution, delivery and performance by each party of this Agreement are within such party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such party's constituent documents, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such party, or (iii) conflict with or result in the breach of, or constitute a default under, any contractual obligation of such party.

          (b) This Agreement has been duly executed and delivered by such party and is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally.

          (c) Upon issuance of the Issued Shares, such shares will represent one hundred percent (100%) of the issued and outstanding capital stock of the Subsidiary, and will be duly issued, fully paid, non-assessable, and free from all liens, claims, security interests and other encumbrances.

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     1.3 Delivery of Issued Share Certificates. In conjunction with the execution of this Agreement, the Subsidiary shall deliver a properly executed stock certificate no. 1 to the Parent evidencing the Issued Shares.

     1.4 Assumption of Liabilities. The parties understand and agree that, on the Effective Date, the Subsidiary shall assume and perform all of the Parent's rights and obligations arising from or otherwise associated with or related to the Contributed Capital.

2.   MISCELLANEOUS.

     2.1. Entire Agreement. This Agreement contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties with respect to the matters provided for, supersede any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally. No party makes, and each party hereby expressly disclaims reliance upon, any representations or warranties with respect to the transactions contemplated hereby.

     2.2. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to agreements made and to be performed therein, without regard to any conflict of laws principles that would cause the application of the laws of any other jurisdiction.

     2.3. Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     2.4. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart of this Agreement may be executed by facsimile signature, which shall be deemed to be an original.

     2.5 Further Assurance. The Parent and the Subsidiary each agree, from time to time after the Effective Date, upon the request of the other and without further consideration, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, consents and assurances as might be required, or reasonably necessary (including, but not limited to, obtaining third party consents), to give effect to this Agreement and to allow each party full to enjoy and exercise the rights accorded to and acquired by it under this Agreement.

     2.6 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                 FLUID MEDIA NETWORKS, INC.



                                 By:
                                    ------------------------------------------
                                 Name:  Justin F. Beckett
                                 Title: CEO

                                 FLUID MEDIA NETWORKS USA, INC.



                                 By:
                                    ------------------------------------------
                                 Name:  Michael Raeford
                                 Title: Chief Strategic Officer; Secretary



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